Exhibit 4.15

AMENDMENT NO. 2

AMENDMENT NO. 2 (this “Amendment”) dated as of November 10, 2014 to the Credit Agreement referred to below, between Newell Rubbermaid Inc. (the “Company”), each of the Subsidiary Borrowers identified under the caption “SUBSIDIARY BORROWERS” on the signature pages hereto, each of the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent thereunder (in such capacity, the “Administrative Agent”).

WHEREAS, the Company, the Subsidiary Borrowers party thereto, the Lenders party thereto (individually, a “Lender” and, collectively, the “Lenders”) and the Administrative Agent are parties to a Credit Agreement dated as of December 2, 2011 (as amended by that certain Amendment No. 1 dated June 8, 2012, and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Company and the Lenders wish to amend the Credit Agreement in certain respects;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined are used herein as defined in the Credit Agreement.

SECTION 2. Amendments. Effective as provided (and subject to the satisfaction of the conditions precedent) in Section 4 hereof, the Credit Agreement shall be amended as follows:

a.    References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” under the Credit Agreement.

b.    Section 1.01 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order therein:

“Amendment” means that certain Amendment No. 2 to the Credit Agreement dated as of November 10, 2014 between the Company, the Subsidiary Borrowers signatory thereto, each of the Lenders party thereto and the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error)

to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available (for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Libo Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any member state thereof, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or group of such Persons described in the foregoing clause (a) or (b).

c.    Section 1.01 of the Credit Agreement is hereby amended by replacing the following defined terms in their entirety as provided herein:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash extraordinary, unusual or non-recurring charges or losses (including restructuring charges), (f) cash restructuring charges incurred during the period from January 1, 2011 through September 30, 2011 and (g) other cash restructuring charges not exceeding $200,000,000 in the aggregate incurred at any time from and after the Effective Date, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or any Foreign Currency for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars or such Foreign Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period, but are available for periods shorter than and in excess of the applicable Interest Period with respect to the applicable currency (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Permitted Securitization” means a two-year $350,000,000 accounts receivable facility, dated as of September 6, 2013, among the Company, EXPO Inc., the Conduit Lenders, the Committed Lenders and the Managing Agents named therein, and PNC Bank, National Association, as the Structuring Agent and the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified on or prior to the date thereof.

d.    Section 2.06 of the Credit Agreement is hereby amended by replacing the first sentence in paragraph (a) with the following sentence:

“Subject to the terms and conditions set forth herein, any Applicable Borrower may request any Issuing Bank to issue, and any Issuing Bank may, if in its sole discretion it elects to do so, issue Letters of Credit denominated in Dollars or any Agreed Foreign Currency for the account of such Borrower in such form as is acceptable to such Issuing Bank in its reasonable determination, at any time and from time to time during the Availability Period, or to amend, renew or extend any previously issued such Letter of Credit, in an aggregate amount that will not result, after giving effect thereto, in (i) any Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the total Revolving Credit Exposures of all the Lenders exceeding the total Commitments or (iii) the total LC Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to this Section) exceeding the LC Sublimit.”

e.    Section 2.17 of the Credit Agreement is hereby amended by inserting the following new paragraph (j) immediately after paragraph (i) therein:

“(j)    For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

f.    Article III of the Credit Agreement is hereby amended by inserting the following new Section 3.15 immediately after Section 3.14 therein:

“Section 3.15. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company, its Subsidiaries and their respective officers, directors and employees and, to the knowledge of the Company, its and its Subsidiaries’ respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.”

g.    Section 5.07 of the Credit Agreement is hereby amended by inserting the following sentence immediately at the end of such section:

“The Company will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

h.    Section 5.08 of the Credit Agreement is hereby amended by deleting “commercial paper backup and” therein; provided, however, such deletion shall not in any way be deemed to limit the meaning of the phrase “general corporate purposes” as such phrase was used prior to the effectiveness of this Amendment.

i.    Article VI of the Credit Agreement is hereby amended by inserting the following new Section 6.09 immediately after Section 6.08 therein:

“Section 6.09. Use of Proceeds.    Each Applicable Borrower will not request any Borrowing or Letter of Credit, and each Applicable Borrower shall not use, and shall require that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

SECTION 3. Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof, both before and after the effectiveness of the amendments set forth in Section 2 hereof, (a) the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents, in each case as amended hereby, are true and correct on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date); and (b) no Default shall have occurred and be continuing under the Credit Agreement as amended hereby (after giving effect to Section 3 hereof).

SECTION 4. Conditions to Effectiveness. The amendments to the Credit Agreement set forth in Section 2 hereof shall become effective as of the date hereof upon receipt by the Administrative Agent of one or more counterparts of this Amendment signed on behalf of the Company and the Required Lenders.

SECTION 5. Confirmation of Obligations. The Company, by its execution of this Amendment, hereby confirms and ratifies that all of its obligations under the Credit Agreement and the other Loan Documents shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders. Nothing in this Amendment shall constitute a waiver by the Administrative Agent or any Lender of any rights or remedies under the Credit Agreement or other Loan Documents.

SECTION 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. The Company shall pay all reasonable expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the preparation, negotiation, execution and delivery of, and satisfaction of the conditions under, this Amendment. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

NEWELL RUBBERMAID, INC.

By /s/ Joanne P. Chomiak
Name: Joanne Chomiak
Title: Vice President – Tax & Treasurer

SUBSIDIARY BORROWERS
[NONE AS OF THE DATE OF THIS AMENDMENT]

LENDERS

JPMORGAN CHASE BANK, N.A.,
as a Lender and the Administrative Agent

By /s/ Gene R. Riego de Dios
Name: Gene R. Riego de Dios
Title: Vice President

BARCLAYS BANK PLC

By/s/ Christopher R. Lee
Name: Christopher R. Lee
Title: Assistant Vice President

CITIBANK, N.A.

By /s/ Lisa Huang
Name:Lisa Huang
Title: Attorney-in-Fact

ROYAL BANK OF CANADA

By /s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By /s/ David Catherall
Name: David Catherall
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By /s/ Bill O’Daly_______________
Name: Bill O’Daly
Title: Authorized Signatory

By /s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

GOLDMAN SACHS BANK USA

By /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By /s/ Adrienne Young
Name: Adrienne Young
Title: Vice-President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ Andrew G. Payne
Name: Andrew G. Payne
Title: Director

THE NORTHERN TRUST COMPANY

By /s/ Kathryn S. Reuther__
Name: Kathryn S. Reuther
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By /s/ Scott E. Post_________
Name: Scott E. Post
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By /s/ Steven L. Sawye    r
Name: Steven L. Sawyer
Title: Senior Vice President

ING BANK, N.V., DUBLIN BRANCH

By /s/ Emma Condon-Kraeft
Name: Emma Condon-Kraeft
Title: Vice President

By /s/ Aidan Neill
Name: Aidan Neill
Title: Director